Exhibit 32.1

Written Statement of the Chief Executive Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer of Oxbridge Acquisition Corp. (the “Company”), hereby certify, based on our knowledge, that the Annual Report on Form 10-K of the Company for the period from April 12, 2021 (inception) through December 31, 2021 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JAY MADHU
Jay Madhu
Chief Executive Officer and President
(Principal Executive Officer)

Date: March 30, 2022